Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Integra LifeSciences Holdings Corporation of our report dated February 21, 2003, except Note 15 for which the date is March 17, 2003 and Notes 1 and 13 for which the date is June 26, 2003, relating to the consolidated financial statements of Integra LifeSciences Holdings Corporation, which appears in the Company's Current Report on Form 8-K dated June 27, 2003. We also consent to the incorporation by reference of our report dated February 21, 2003 relating to the financial statement schedule, which appears in such Form 8-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 26, 2003